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                                                                  EXHIBIT 10.17


                                                                   CONFIDENTIAL



                                February 4, 2000

VIA FACSIMILE


Mr. James Carney
President and Chief Executive Officer
Bidder's Edge, Inc.
131 Middlesex Turnpike
Burlington, Massachusetts  01803

Dear Mr. Carney:

We are pleased to present you with the term sheet for the acquisition of Bidder's Edge, Inc. by OpenSite Technologies, Inc. dated February 4, 2000.

The intent of the attached Term Sheet is to establish a foundation for preparing and executing a Definitive Transaction Agreement (as defined below) among the foregoing parties. The terms of the proposed transaction set forth below are subject to the completion of legal, technical, financial and other due diligence as well as the execution of the Definitive Transaction Agreement. This Term Sheet is non-binding except for the provisions regarding Public Disclosure, No Shop, Access and Cooperation and Expenses and Fees. Please acknowledge your agreement to the terms set forth in the Term Sheet as the basis on which we will prepare the Definitive Transaction Agreement and your agreement to be bound by the Public Disclosure, No Shop, Access and Cooperation and Expenses and Fees provisions by signing this letter below and returning a copy to me by return fax to (919) 287-0310 no later than February 7, 2000.

Regards,

OPENSITE TECHNOLOGIES, INC.



Kip A. Frey
President and Chief Executive Officer


Acknowledged by:

Bidder's Edge, Inc.



By:  /s/ James Carney
    ---------------------------------------------
    James Carney
    Its: President and Chief Executive Officer



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                                  CONFIDENTIAL

                                   Term Sheet

               FOR THE ACQUISITION BY OPENSITE TECHNOLOGIES, INC.
                             OF BIDDER'S EDGE, INC.

                                February 4, 2000


         This Term Sheet sets forth in general terms the provisions under which OpenSite Technologies, Inc. ("OpenSite") proposes to acquire all of the outstanding shares of capital stock of Bidder's Edge, Inc., a Delaware corporation ("Target"). The principal terms relating to such proposed transaction (the "Transaction") are as follows:

STRUCTURE:                          OpenSite and Target will review the
                                    structure of the transaction consistent
                                    with the intention of the parties to
                                    maximize operational and tax efficiency.
                                    Shareholders of Target will receive
                                    OpenSite Common Shares (subject to pooling of interest limitations) in exchange for their Target Shares and OpenSite will assume all Target Options as described below. The Parties will enter into a merger agreement with customary terms, including representations, warranties (which representations and warranties shall be identical for each party with respect to its business) and indemnifications, the survival of which will conform to the requirements for "pooling of interests" accounting treatment.

SHARE CONSIDERATION:                The aggregate purchase price for all
                                    outstanding Target Common Shares, Target
                                    Preferred Shares and Target Common Shares issuable as of the date of the Definitive
                                    Transaction Agreement upon exercise or
                                    conversion, as the case may be, of
                                    outstanding vested Target Options or other rights to acquire Target Common Shares, with cash paid for fractional shares, will be 8,941,307 shares of OpenSite Common
                                    Stock (which represents 23% of the issued and outstanding capital stock and awarded options of OpenSite as of January 28, 2000 plus the OpenSite Common Stock issued in the Transaction).



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TAX AND ACCOUNTING TREATMENT:       The Transaction is intended to qualify as a
                                    tax-free reorganization, and as a "pooling of interests" for accounting purposes.

TREATMENT OF TARGET OPTIONS:        OpenSite will assume the Target Options and
                                    the Target Option Plans, with adjustments to the exercise price and number of shares to preserve the spread between exercise price and market value of the target shares as of the Definitive Transaction Agreement and reflect the OpenSite Common Shares exchange ratio, and otherwise with substantially the same terms as the OpenSite Stock Option Plan. OpenSite will convert existing Target Incentive Stock
                                    Options and Non-Qualified Stock Option
                                    Programs into comparable OpenSite Programs.

EMPLOYMENT AGREEMENTS:              OpenSite will require employment agreements
                                    with James Carney ("Carney"), Kimbo Mundy and Peter Leeds and other identified employees mutually agreeable to both parties (collectively, the "Key Employees") as a condition of closing the Transaction.
                                    These employment agreements will include customary provisions regarding termination by OpenSite without cause and constructive termination. "Constructive temination" shall include the change of the Key
                                    Employee's principal place of work for
                                    OpenSite, without his consent, to a
                                    location more than 50 miles from the
                                    current principal office of Target. If Key
                                    Employee is terminated without cause or by constructive termination, all OpenSite
                                    Common shares subject to forfeiture and all unvested stock options held by such Key
                                    Employee shall become fully vested (subject to forfeiture of such shares and options so vested if the Key Employee breaches his non-disclosure or non-competition covenants with OpenSite). In addition, Carney's employment agreement will provide that
                                    Carney shall become vice president
                                    responsible for the continued operations of Target's business, with Carney reporting directly to the president and CEO of OpenSite. Any material reduction in
                                    Carney's responsibilities will be
                                    considered a constructive termination by
                                    OpenSite. Target employees who become
                                    employees of OpenSite will participate in OpenSite's Stock Option Plan and any other employee benefit plans available to
                                    OpenSite employees generally.

NON-COMPETITION AGREEMENTS:         All Target employees who become employees
                                    of OpenSite will agree to enter into
                                    OpenSite's standard Employee
                                    Confidentiality and Proprietary Rights
                                    Agreement. In addition, the Key Employees will agree to enter into non-competition agreements with OpenSite which will provide for non-competition during the



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                                    term of employment and for one (1) year
                                    thereafter. The Key Employees of Target, who do not become OpenSite employees will, concurrent with the execution of the Definitive Transaction Agreement, enter into one (1) year non-competition agreements which will be effective at the time of the Closing.

SIGNING DATE; CLOSING DATE:         The parties' objective is to execute the
                                    Definitive Transaction Agreement as soon as reasonably possible but not later than March 15, 2000 and to close the Transaction not later than April 15, 2000. As used herein, "Definitive Transaction Agreement" shall include, in addition to the Definitive Transaction Agreement, any and all employment agreements, noncompetition agreements, and other ancillary agreements and documents that may be contemplated by the Definitive Transaction Agreement.

REGISTRATION OF OPENSITE SHARES:    Subject to pooling of interest limitations,
                                    shareholders of Target will receive demand and piggyback registration rights (subject to underwriters' cutbacks) on a pari passu basis with the holders of OpenSite's Series
                                    C Preferred Stock. Subject to pooling of interest limitations, shareholders of
                                    Target also will receive during the period beginning 7 months from the effective date of OpenSite's IPO and ending 1 year after the effective date of such IPO, one demand registration right if OpenSite has not conducted or has not held an organizational meeting for a secondary or selling shareholder offering (with the sharholders having the right to participate in such offering through piggyback registration rights whose exercise shall be independent of the piggyback registration rights of the other shareholders of OpenSite, but subject to underwriters' cutbacks on a pro-rata basis with other shareholders of OpenSite);
                                    provided, however, no individual
                                    shareholder of Target may demand
                                    registration pursuant to any such
                                    registration statement for an amount of
                                    shares which would exceed the volume
                                    permitted under Rule 144(e).

PUBLIC DISCLOSURE:                  Neither party will make any public
                                    disclosure concerning the matters set forth in this Term Sheet or the negotiation of the proposed Transaction without the prior written consent of the other party. If and when a party desires to make any such public disclosure, such party will give the other party an opportunity to review and consent to any such disclosure in advance of public release, which consent will not be unreasonably withheld or delayed.
                                    Notwithstanding anything to the contrary herein, to the extent that OpenSite or Target is advised by their respective counsel that disclosure of the matters set forth in this Term Sheet



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                                    is required by applicable laws or
                                    securities exchange requirements, then
                                    OpenSite or Target, as the case may be,
                                    shall provide the other party reasonable prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of public release.

NO SHOP: Until the earlier of (the "No Shop Period"): (i) the signing of the Definitive Transaction Agreement, (ii) the date on which OpenSite advises the Target in writing that OpenSite does not wish to proceed with the proposed Transaction, or
                                    (iii) March 15, 2000, neither Target nor any affiliate of Target nor any officer, director, employee or principal stockholder thereof, will, directly or indirectly, solicit, encourage, provide any information to, or enter any agreement with any entity or person other than OpenSite concerning any sale or acquisition of all or any material number of the shares or assets of Target or any merger of Target or any subsidiary of Target or any sale of any material assets or any sale of any shares of Target other than pursuant to presently outstanding options, warrants or other convertible securities.

                                    During the No Shop Period, neither OpenSite nor any affiliate of OpenSite nor any officer, director, employee or principal stockholder thereof, will, directly or indirectly, solicit, encourage, provide any information to, or enter into any agreement with any entity or person other than Target concerning any acquisition of all or any material number of shares or assets of any competitor of Target, except that OpenSite may engage in discussions with AuctionWatch.com as long as such discussions do not address specific terms of a merger or acquisition with AuctionWatch.com.

ACCESS AND COOPERATION              Unless the Transaction is sooner
                                    terminated, for a period of 30 days after the date of this Term Sheet, Target shall ensure that OpenSite and its representatives will have full access to Target and its officers, counsel, investment bankers, auditors, books and records; full opportunity to investigate
                                    Target's titles to property and the
                                    condition and nature of its assets,
                                    business and liabilities; and full
                                    opportunity to review Target's business
                                    plan with key officers of Target.

                                    Unless the Transaction is sooner
                                    terminated, for a period of 30 days after the date of this Term Sheet, OpenSite shall ensure that Target and its representatives will have full access to OpenSite and its officers, counsel, investment bankers, auditors, books and records; full opportunity to investigate OpenSite's titles to



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                                    property and the condition and nature of
                                    its assets, business and liabilities; and full opportunity to review OpenSite's business plan with key officers of OpenSite.

PRINCIPAL CONDITIONS:               Target shareholders and Board must have
                                    approved the Definitive Transaction
                                    Agreement; OpenSite's Board must have
                                    approved the Definitive Transaction
                                    Agreement; OpenSite shall have received a letter from its outside auditors that the Transaction qualifies for pooling of interests treatment; OpenSite shall have received a letter from the Target's outside auditors that Target is poolable; the Transaction shall be treated as a tax free exchange; no injunction or order must be threatened or in effect by any governmental agency prohibiting the Transaction; the employment agreements, the non-competition agreements, and any other ancillary agreements contemplated by the Definitive
                                    Transaction Agreement must be in place;
                                    shareholders of Target exercising
                                    dissenters' rights shall own less than five percent (5%) of Target's outstanding shares; the representations and warranties of the parties in the Definitive
                                    Transaction Agreement must have been true and correct in all material respects when made; Target has provided audited financial statements for its last three (3) fiscal years; and all covenants of the parties in the Definitive Transaction Agreement required to be satisfied prior to Closing must have been satisfied.

FOUNDER'S STOCK                     If the transaction is not structured as a
                                    pooling of interests, then the OpenSite
                                    Common shares issued to the Key Employees of Target will be subject to the following forfeiture provisions:

                                    If Employment Is Terminated:                          Amount Forfeited
                                    ----------------------------                          ----------------
                                    Within 180 days of Closing                                     50%
                                    After 180 days but within 216 days of Closing                  42%
                                    After 216 days but within 252 days of Closing                  34%
                                    After 252 days but within 288 days of Closing                  26%
                                    After 288 days but within 324 days of Closing                  18%
                                    After 324 days but within 360 days of Closing                   9%
                                    After 360 days of Closing                                       0%

TERMINATION:                        The Definitive Transaction Agreement may be
                                    terminated by mutual consent of the
                                    parties, or by either party if the
                                    Transaction: (a) has not been consummated by April 15, 2000;



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                                    (b) is enjoined by a court or a
                                    governmental body; (c) cannot be
                                    consummated due to a breach of any
                                    representation, warranty, covenant or
                                    agreement on the part of the other party;
                                    (d) is disapproved by the Target
                                    shareholders; or (e) shareholders of Target exercising dissenters' rights own more than five percent (5%) of Target's outstanding shares.

EXPENSES AND FEES:                  Generally, OpenSite, on the one hand, and
                                    the shareholders of Target, on the other hand, will each bear their own fees and expenses; provided, however, that in the event the parties consummate the
                                    Transaction substantially according to the terms of this Term Sheet, OpenSite will pay
                                    Target's actual out of pocket expenses in an amount up to one hundred thousand dollars ($100,000).

INDEMNIFICATION OF OPENSITE:        Target's shareholders will jointly and
                                    severally indemnify and hold OpenSite and its officers, directors and affiliates harmless from and against certain losses or liabilities that may be suffered by OpenSite due to any breach of any provision of the Definitive Transaction Agreement or any ancillary document. This indemnification survives until the earlier of one (1) year after closing of the Transation or when OpenSite publishes audited financial statements which include combined results of OpenSite and Target.

                                    Ten percent (10%) of the OpenSite Shares to be issued to each Target shareholder (the "Holdback Shares") will be pledged to and held by an independent escrow agent to secure the indemnification obligations and will be released from escrow at the expiration of the indemnification period. Absent fraud or intentional misconduct, each Target shareholder's liability is limited to the amount of such shareholder's Holdback Shares. Notwithstanding the forgoing, OpenSite can only collect on indemnity claims if they exceed a $250,000 "basket," in which case the claims are paid in full without regard to the basket. Indemnification claims will be satisfied in shares of OpenSite stock and recourse to the Holdback Shares will be OpenSite's exclusive remedy for breaches (other than fraud or intentional misconduct) of the Definitive Transaction Agreement or any ancillary documents. The E-Bay litigation currently pending against Target will be excluded from indemnification by Target's shareholders.



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                                    A breach of any representation or warranty
                                    by OpenSite also will be subject to a
                                    $250,000 "basket" and will be subject to aggregate limitation of $10,000,000.

RESTRICTIONS ON TRANSFER:           Sales of OpenSite Shares by Affiliates of
                                    Target will be restricted under the pooling of interests rules until OpenSite has released post-Closing financial statements with at least thirty (30) days of combined financial results which shall occur as soon as reasonably practicable after Closing. In addition, sale of OpenSite shares will be otherwise limited under Rule 144.

VOTING AGREEMENT:                            Target's and OpenSite's officers,
                                    directors, principal shareholders and
                                    Preferred Stockholders hold in excess of the required vote to approve the Transaction, and they will execute an agreement to vote their shares in favor of the Transaction.

BOARD SEAT:                         One designee of the Target founders and one
                                    designee of Landmark Communications will be elected to the Board of Directors of OpenSite and, consistent with other contractual rights of investors to have directors on OpenSite's Board of Directors, shall be re-elected until the first annual meeting of shareholders of OpenSite following its initial public offering. The
                                    OpenSite Board of Directors will be
                                    increased to nine (9) members. OpenSite
                                    will take all actions reasonably necessary to ensure the election of the Target board members in accordance with the above.

GOVERNING LAW:                      This Term Sheet shall be governed by
                                    Delaware law without regard to principles of conflicts of laws.



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